UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    April 30, 2003

COPPER MOUNTAIN NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-25865	33-0702004
(Commission File No.)	(IRS Employer Identification No.)

1850 EMBARCADERO ROAD PALO ALTO, CALIFORNIA 94303 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 687-3300

Item 7.    Financial Statements and Exhibits.

99.1	Press release issued April 30, 2003.

Item 9.    Regulation FD Disclosure

The information contained in this Item 9 of this Current Report is being furnished pursuant to “Item 12. Results of Operations and Financial Condition” of Form 8-K in accordance with SEC Release Nos. 33-8216 and 34-47583.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On April 30, 2003, Copper Mountain Networks, Inc., (the “Company”) issued a press release announcing its unaudited financial results for the quarter ended March 31, 2003. A copy of the press release is attached to this report as an exhibit and is incorporated herein by reference. The attached exhibit is furnished pursuant to Item 12 of Form 8-K.

In addition, the Company from time to time discloses its Days Sales Outstanding (“DSO”) and cash burn, which are non-GAAP financial measures. During the quarter ended March 31, 2003, DSO were 35. We calculate DSO as follows: The balance of Accounts Receivable at the end of the calendar quarter (net of reserves, if any) is divided by net revenue for that quarter; this result is then multiplied by the number of days in the respective quarter, resulting in the DSO figure. Cash burn for the quarter ended March 31, 2003 was $5.3 million. Cash burn is the net cash and short term investments utilized (each as shown on the Company’s balance sheet prepared in accordance with GAAP) during the applicable period.

The Company believes the non-GAAP financial measures included above provide useful information to investors regarding our financial condition and results of operations because they provide more detailed information regarding the Company’s financial results than financial measures calculated and presented solely in accordance with GAAP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPPER MOUNTAIN NETWORKS, INC.

Date: April 30, 2003	By:	/s/ MICHAEL O. STAIGER
Michael O. Staiger Chief Financial Officer and Secretary

INDEX TO EXHIBITS

99.1    Press Release issued April 30, 2003.